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                                  EXHIBIT 5.1


                        BROBECK, PHLEGER & HARRISON LLP
                                   ONE MARKET
                                  SPEAR TOWER
                        SAN FRANCISCO, CALIFORNIA 94105
                           TELEPHONE: (415) 442-0900
                           FACSIMILE: (415) 442-1010


                                August 7, 1998

Calpine Corporation
50 West San Fernando Street
San Jose, California 95113

Ladies and Gentlemen:

     We have acted as counsel to Calpine Corporation, a California corporation (the "Company"), in connection with its registration of $400,000,000 of 7-7/8% Senior Notes Due 2008 (the "Exchange Notes") of the Company, in exchange for a like amount of 7-7/8% Senior Notes due 2008 (the "Outstanding Notes") of the Company, as contemplated by the Prospectus (the "Prospectus") included as part of the Registration Statement on Form S-4 with respect to the Exchange Notes originally filed with the Securities and Exchange Commission (the "Commission"), on August 7, 1998 under the Securities Act of 1933 (the "Securities Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

    In our capacity as counsel of the Company, we have examined, among other things, the following:

        (i)   The Registration Statement and Prospectus contained therein;

        (ii) The Indenture, dated March 31, 1998, as supplemented by the Supplemental Indenture, dated July 24, 1998, by and between the Company and The Bank of New York (the "Trustee") (together, the "Indenture");

        (iii) The Registration Rights Agreement, dated March 26, 1998, by and between the Company, Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, CIBC Oppenheimer Corp., Scotia Capital Markets (USA) Inc. and ING Baring (U.S.) Securities, Inc.;

        (iv) The Registration Rights Agreement, dated July 21, 1998, by and between the Company, Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, CIBC Oppenheimer Corp., Scotia Capital Markets (USA) Inc. and ING Baring (U.S.) Securities, Inc.;

        (v) The Certificates of Incorporation of the Company, including all amendments thereto, as in effect on the date hereof;

        (vi) The Bylaws of the Company, including all amendments thereto, as in effect on the date hereof; and

        (vii) Resolutions of the Board of Directors of the Company, adopted at a meeting held on March 6, 1998, authorizing the issuance of the Exchange Notes and certain other actions with regard thereto.

    In addition, we have obtained from public officials and from officers and other representatives of the Company and the Trustee such certificates, documents and assurances as we considered necessary or appropriate for purposes of rendering this opinion letter. In our examination of the documents listed in
(i) through (vii) above and the other certificates, documents and assurances referred to herein, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such documents. Regarding documents executed by parties other than the Company we have assumed (i) that each such other party had the power to enter into and perform all its obligations thereunder, (ii) the due authorization, execution and delivery of such documents by each such party, and (iii) that such documents constitute the legal, valid, binding and enforceable obligations of each such party.

    This opinion letter relates solely to the laws of the State of California and the General Corporation law of the State of Delaware and we express no opinion as to the effect or applicability of the laws of any other jurisdictions.

    Based upon and subject to the foregoing and on our consideration of such other matters of fact and questions of law as we considered relevant in the circumstances, we are of the opinion that:

    1.  The Exchange Notes have been duly authorized by the Company; and

    2. When (i) authenticated by the Trustee in accordance with the provisions of the Indenture, (ii) duly executed by the Company and (iii) issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer (as defined in the Registration Statement), the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

    The opinions set forth above are subject to the qualification that the enforceability of the obligations of the Company may be subject to or limited by
(i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other similar laws affecting the rights of creditors generally;
and (ii) general equitable principles (whether relief is sought in a proceeding at law or in equity), including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

    This opinion letter is rendered solely to you in connection with the above referenced matter and may not be relied upon by you for any other purpose or delivered to, or quoted or relied upon by, any other person without our prior written consent. This opinion letter is expressly limited to the matters set forth above and we render no other opinion and express no other belief, whether by implication or otherwise, as to any other matters. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you of any facts, circumstances, events or developments that may be brought to our attention in the future, which facts, circumstances, events or developments may alter, affect or modify the opinions or beliefs expressed herein.

                                       Very truly yours,

                                       /s/ Brobeck, Phleger & Harrison LLP
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                                       BROBECK, PHLEGER & HARRISON LLP